EXHIBIT 5.1
DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T 410.580.3000
F 410.580.3001
W www.dlapiper.com
July 18, 2011
Equity Residential
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We serve as special Maryland counsel to Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,750,000 (the “Shares”) common shares of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”), which may be issued upon exchange of the 3.85% Exchangeable Senior Notes Due 2026 (collectively, the “Notes”) of the Company’s operating partnership, ERP Operating Limited Partnership, covered by the prospectus supplement dated July 18, 2011 (the “Prospectus Supplement”), supplementing the prospectus dated October 10, 2010 that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-169956) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). This opinion is being provided at your request in connection with the filing of the Prospectus Supplement.
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. The Registration Statement, in the form in which it was transmitted to the Commission under the Act;
     2. The Prospectus Supplement, in the form in which it was transmitted to the Commission under the Act;
     3. The declaration of trust of the Company, as amended, supplemented and restated (the “Declaration”), certified as of the date hereof by an officer of the Company;

Equity Residential
July 18, 2011

     4. The Seventh Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;
     5. Resolutions adopted by the Board of Trustees of the Company and the Pricing Committee of the Board of Trustees of the Company (collectively, the “Resolutions”) relating to the issuance of the Shares, certified as of the date hereof by an officer of the Company;
     6 A certificate of the State Department of Assessments and Taxation of Maryland as to the good standing of the Company, dated as of the date hereof; and
     7. A certificate executed by an officer of the Company, dated as of the date hereof.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.
     4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.
     5. The Company will issue the Shares in accordance with the Resolutions and, prior to the issuance of any of the Shares, the Company will have available for issuance, under the Declaration, the requisite number of authorized but unissued Common Shares.
     6. The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Shares (as defined in the Declaration) contained in Article VII of the Declaration.

Equity Residential
July 18, 2011

     7. Appropriate certificates representing the Shares will be executed and delivered upon issuance of any of the Shares, and will comply with the Declaration, the Bylaws and applicable law.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Declaration, the Resolutions and the applicable Note, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)